Exhibit 23.1

Consent of Independent Registered  Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-78053) pertaining to the Orbit/FR, Inc. stock option plan of our report dated April 9, 2012, with respect to the consolidated financial statements of Orbit/FR, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Cornick, Garber & Sandler, LLP
April 9, 2012
New York, NY